Exhibit 99.1

4th Quarter Earnings Up 155% at Annapolis Bancorp

2011 Full Year Net Income Swells by 34%

ANNAPOLIS, Md.--(BUSINESS WIRE)--February 13, 2012--Annapolis Bancorp, Inc. (NASDAQ: ANNB), parent company of BankAnnapolis, today announced net income of $668,000 for the fourth quarter of 2011, an increase of $406,000 or 155.0% compared to net income of $262,000 in the final quarter of 2010.

Fourth quarter net income available to common shareholders after accruing for preferred stock dividends was $546,000 ($0.14 per basic and diluted common share), an increase of 287.2% compared to net income available to common shareholders of $141,000 ($0.04 per basic and diluted common share) in the fourth quarter of 2010.

Net income for the year ended December 31, 2011 increased by 34.3% to $2,171,000 from $1,616,000 in the prior year. Full year net income available to common shareholders totaled $1,681,000 ($0.43 per basic and $0.39 per diluted common share) compared to $1,131,000 ($0.29 per basic and diluted common share) in 2010.

Return on average assets and return on average equity climbed to 0.60% and 7.18%, respectively, in the fourth quarter of 2011 compared to 0.24% and 2.93% in the same period of 2010. The full year 2011 return on average assets and return on average equity improved to 0.50% and 6.05%, respectively, compared to 0.37% and 4.68% in 2010.

“Over the years we’ve often repeated the belief that what’s good for our customers and our community is also good for business,” said Chairman and CEO Richard M. Lerner. “The strong earnings and improved returns to shareholders we are reporting today certainly validate that central tenet of our community banking philosophy. This is a fitting end to a year in which BankAnnapolis received special recognition from local business and community organizations for its customer and community service.”

Total assets of $441.6 million at December 31, 2011 increased 2.2% or $9.4 million compared to $432.1 million at December 31, 2010. Gross loans improved by $10.6 million or 3.8% to $290.5 million at December 31, 2011 from $279.9 million at year-end 2010. Investment security balances contracted during the year, as proceeds from matured and called securities flowed into federal funds sold and interest-bearing balances with banks.

Deposits of $350.4 million at December 31, 2011 increased $9.5 million or 2.8% compared to $340.9 million reported at year-end 2010. Noninterest-bearing demand deposit account balances grew to $56.7 million, up $11.2 million or 24.5% compared to $45.5 million at December 31, 2010. This increase was partially offset by a $1.7 million or 0.6% decrease in interest-bearing deposit balances over the same twelve month period.

“The significant growth in demand deposit account balances was driven by our continued success in developing complete relationships with local businesses,” said Lerner. “Our Private Business Banking team has consistently delivered radically superior customer service and attention, helping to distinguish BankAnnapolis from larger institutions.”

Nonperforming assets at December 31, 2011 amounted to $8.3 million or 1.88% of total assets, a reduction of $1.8 million from $10.1 million or 2.35% of total assets at December 31, 2010.

As of December 31, 2011, the Company’s allowance for credit losses was $7.2 million or 2.47% of total loans compared to $6.9 million or 2.45% of total loans at December 31, 2010.

The Company recorded net charge-offs on loans deemed uncollectible of $1.9 million or 0.64% of average loans for the full year 2011 compared to $3.2 million or 1.16% of average loans for the same period in 2010.

Stockholders’ equity increased to $37.4 million at December 31, 2011 from $34.8 million at December 31, 2010. At the end of the year, Annapolis Bancorp, Inc. exceeded all federal regulatory requirements for a well-capitalized institution, with a Tier 1 capital ratio of 12.8%, a total capital ratio of 14.0%, and a Tier 1 leverage ratio of 9.4%. Book value per common share at December 31, 2011 was $7.38 compared to $6.81 at December 31, 2010. The Company’s common stock closed at a market price of $3.89 on December 31, 2011.

In the quarter just ended, net interest income increased by $314,000 or 8.2% and the net interest margin widened to 3.89%, a 21 basis point improvement compared to the same period one year ago.

Fourth quarter interest income totaled $4,966,000, an improvement of $149,000 or 3.1% compared to the same period in 2010. Interest income on loans increased $270,000, benefiting from a $15.9 million increase in average loans outstanding and an improvement to 5.89% from 5.84% in the yield earned on the loan portfolio. Income on investment securities declined $125,000 for the quarter ended December 31, 2011 compared to the final quarter of 2010 due to a $10.3 million reduction in average balances and a 22 basis point drop in the yield on the investment portfolio to 2.66% from 2.88%.

Interest expense decreased by $165,000 or 16.5% due to a fall in the overall cost of interest-bearing liabilities to 0.96% in the quarter just ended from 1.13% in the fourth quarter of 2010, coupled with a $4.7 million decrease in average interest-bearing balances. The Company’s overall cost of funds improved to 0.82% for the fourth quarter of 2011 compared to 1.00% for the same period of 2010. The Company’s lower funding cost resulted from a $9.4 million increase in average noninterest-bearing liabilities, as well as a general decrease in deposit offering rates.

The Company lowered its provision for credit losses to $616,000 in the fourth quarter of 2011 from $927,000 in the same period of 2010.

Noninterest income totaled $459,000 in the three months ended December 31, 2011 compared to $453,000 in the fourth quarter of 2010. In last three months of 2010, the Company realized $69,000 in losses on the sale of foreclosed assets. The absence of similar losses in the fourth quarter of 2011 more than offset lower fee income in 2011, resulting in the 1.3% increase in total noninterest income over the prior year’s linked quarter.

Noninterest expense improved slightly to $2,909,000 in the quarter just ended compared to $2,948,000 in the last three months of 2010. Increased personnel and data processing costs were more than offset by reductions in a number of expense categories including professional fees, marketing, FDIC charges, and occupancy and equipment expense. The Bank’s efficiency ratio improved to 63.38% in the fourth quarter of the year just ended compared to 69.05% in the fourth quarter of 2010.

Full year net interest income increased by $1,040,000 or 6.8% compared to 2010, and the net interest margin improved to 3.93% from 3.66%. Interest Income held steady at approximately $19.9 million as increased income on the loan portfolio was offset by a reduction in investment income. Interest expense decreased $1,036,000 or 22.4% year-over-year, reflecting the repricing of deposit liabilities at lower market rates. A $2,190,000 provision for credit losses was recorded in 2011 compared to $2,148,000 for the full year 2010. Noninterest income totaled $1,842,000 for 2011, up 1.5% from 2010, while noninterest expense increased by 1.4% over the same period. The efficiency ratio improved to 69.40% in 2011 from 72.70% in 2010.

BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through seven community banking offices located in Anne Arundel and Queen Anne’s Counties in Maryland. The Bank was named 2011 Corporate Philanthropist of the Year by the Community Foundation of Anne Arundel County based on its direct support of local nonprofits, the impact of that support, success in motivating employees to make charitable contributions, and the CEO’s philanthropic leadership and ability to encourage and motivate others to give back. BankAnnapolis also received the 2011 Financial Services Award from the Annapolis and Anne Arundel County Chamber of Commerce for its innovation and leadership in the identification of financial products and services that best fit the needs of the community.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current expectations and involve certain risks and uncertainties which could cause actual results to differ materially from those expressed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: (i) the rate of declining growth in the economy and employment levels, as well as general business and economic conditions; (ii) changes in interest rates, as well as the magnitude of such changes; (iii) the fiscal and monetary policies of the federal government and its agencies; (iv) changes in federal bank regulatory and supervisory policies, including required levels of capital; (v) the relative strength or weakness of the consumer and commercial credit sectors and of the real estate market; (vi) the performance of the stock and bond markets; (vii) competition in the financial services industry; (viii) possible legislative, tax or regulatory changes, and; (ix) such other risks and uncertainties as set forth in the Company’s filings with the Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, the Company does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

The Company is not responsible for changes made to this press release by wire services, Internet service providers or other media.

Annapolis Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets
as of December 31, 2011 and December 31, 2010
($000)

	(Unaudited)	(Audited)
	December 31,	December 31,
	2011	2010
Assets
Cash and due from banks	$2,026	$7,854
Interest bearing balances with banks	18,288	16,856
Federal funds sold	26,583	11,984
Investment securities, available for sale	87,549	96,295
Federal Reserve and Federal Home Loan Bank stock	2,992	3,035
Loans held for sale	-	1,379
Loans, net of allowance of $7,182 and $6,853	283,284	271,684
Premises and equipment	8,418	8,787
Accrued interest receivable	1,279	1,567
Deferred income taxes	2,617	2,929
Investment in bank owned life insurance	5,624	5,442
Real estate owned	1,222	1,608
Other assets	1,688	2,720
Total Assets	$441,570	$432,140

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$56,664	$45,514
Interest bearing	293,717	295,400
Total deposits	350,381	340,914
Securities sold under agreement to repurchase	11,344	14,558
Long term borrowed funds	35,000	35,000
Junior subordinated debentures	5,000	5,000
Accrued interest and accrued expenses	2,477	1,894
Total Liabilities	404,202	397,366

Stockholders' Equity
Preferred stock	8,146	8,063
Common stock	39	39
Warrants to purchase common stock	234	234
Paid in capital	11,779	11,643
Retained earnings	16,179	14,499
Accumulated other comprehensive income	991	296
Total Equity	37,368	34,774

Total Liabilities and Equity	$441,570	$432,140

Annapolis Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
for the Three and Twelve Month Periods Ended December 31, 2011 and 2010
(Unaudited)
(In thousands, except per share data)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2011	2010	2011	2010

Interest Income
Loans	$4,350	$4,080	$17,157	$16,013
Investments	595	720	2,639	3,776
Interest bearing balances with banks	8	6	21	32
Federal funds sold	13	11	40	32
Total interest income	4,966	4,817	19,857	19,853

Interest expense
Deposits	492	642	2,221	3,198
Securities sold under agreements to repurchase	15	30	74	107
Interest on long-term borrowings	328	328	1,302	1,328
Total interest expense	835	1,000	3,597	4,633
Net interest income	4,131	3,817	16,260	15,220

Provision	616	927	2,190	2,148

Net interest income after provision	3,515	2,890	14,070	13,072

NonInterest Income
Service charges	312	310	1,250	1,193
Mortgage banking	63	19	139	74
Other fee income	84	136	311	494
Gain on sale of loans	-	56	166	159
Gain (loss) on sale of REO and other assets	-	(69)	8	(51)
Loss on sale of securities	-	-	-	(55)
Gain (loss) on sale or disposal of fixed assets	-	1	(32)	1
Total noninterest income	459	453	1,842	1,815

NonInterest Expense
Personnel expense	1,748	1,573	7,049	6,801
Occupancy and equipment (benefit) expense	355	398	1,560	1,603
Data processing expense	212	207	847	836
Professional fees	76	133	439	554
Marketing expense	53	103	348	352
FDIC expense	102	135	440	562
Other operating expense	363	399	1,880	1,677
Total noninterest expense	2,909	2,948	12,563	12,385

Income before taxes	1,065	395	3,349	2,502
Income tax expense	397	133	1,178	886
Net income	668	262	2,171	1,616
Preferred stock dividend and discount accretion	122	121	490	485
Net income available to common shareholders	$546	$141	$1,681	$1,131

Basic earnings per common share	$0.14	$0.04	$0.43	$0.29
Diluted earnings per common share	$0.14	$0.04	$0.39	$0.29
Book value per common share	$7.38	$6.81	$7.38	$6.81

Annapolis Bancorp, Inc. and Subsidiaries
Financial Ratios and Average Balance Highlights
(In thousands)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Performance Ratios (annualized)
Return on average assets	0.60%	0.24%	0.50%	0.37%
Return on average equity	7.18%	2.93%	6.05%	4.68%
Average equity to average assets	8.36%	8.15%	8.23%	7.93%
Net interest margin	3.89%	3.68%	3.93%	3.66%
Efficiency ratio	63.38%	69.05%	69.40%	72.70%

Other Ratios
Allowance for credit losses to loans	2.47%	2.45%	2.47%	2.45%
Nonperforming assets to total assets	1.88%	2.35%	1.88%	2.35%
Net charge-offs to average loans	0.32%	0.53%	0.64%	1.16%
Tier 1 capital ratio	12.8%	12.8%	12.8%	12.8%
Total capital ratio	14.0%	14.1%	14.0%	14.1%

Average Balances
Assets	441,938	435,039	436,010	435,478
Earning assets	421,110	411,299	413,662	415,947
Loans, gross	293,036	277,141	289,502	276,984
Interest-bearing liabilities	346,108	350,770	347,369	355,545
Stockholders' equity	36,950	35,444	35,872	34,547

CONTACT:
Annapolis Bancorp, Inc.
Edward J. Schneider, 410-224-4455